Exhibit 99.1

InsWeb Reports Second Quarter Financial Results

SACRAMENTO, Calif., July 20, 2004 — InsWeb Corp. (Nasdaq: INSW) today announced results for the second quarter ended June 30, 2004.  Revenues for the second quarter totaled $3.4 million, compared to $6.3 million in the second quarter of 2003.  InsWeb’s net loss for the quarter was $2.5 million, or $0.54 per share, compared to a net loss for the second quarter of 2003 of $1.4 million, or $0.30 per share.

“Our second quarter revenues reflect the challenging advertising environment for personal lines insurance. While our direct marketing costs per consumer were up, we have yet to see an increase in the number of consumers coming to the InsWeb site, and we expect that this trend will continue for the near-term. We are working diligently to modify our advertising strategies to improve these results and to find dependable and affordable sources of consumers,” said Mark Guthrie, president and chief executive officer of InsWeb.  “While dealing with the challenges on the consumer marketing side of the business, we have continued to improve our Auto offering by rolling out our shortened quote form, sharing consumers amongst our partners to increase overall policies sold, and adding new carriers to our sponsored web link bidding platform. In Term Life, we continue to shift our model from a lead payment to a commission payment, and have added several new carriers to our consumer offering. During the quarter we continued to reduce operating costs on both a year-over-year and sequential basis by managing our staffing levels to fit our current resource needs.”

Hussein Enan, chairman of InsWeb commented, “We believe that scale within our operating model can be achieved with a more predictable flow of consumers and with that in mind, we continue to pursue alternative consumer marketing options.  This includes seeking a strategic partner with access to large numbers of qualified consumers to leverage our offering, or a partner who offers complementary products or services.”

Financial Highlights and Metrics:

Revenues:

	Jun 30, 2004	Mar 31, 2004	Jun 30, 2003

Transaction fee revenues:
Auto insurance	$2,406,000	$2,736,000	$4,699,000
Term life insurance	708,000	1,033,000	1,191,000
Other insurance offerings	74,000	61,000	204,000
	3,188,000	3,830,000	6,094,000
Development and maintenance fees	178,000	225,000	230,000
Total revenues	$3,366,000	$4,055,000	$6,324,000

Direct Marketing

(Consumer Acquisition):

	Jun 30, 2004	Mar 31, 2004	Jun 30, 2003

Direct marketing costs	$2,057,000	$1,854,000	$2,192,000
Direct marketing as a percent of revenues	61%	46%	35%
Number of consumers	684,000	733,000	1,769,000
Marketing cost per consumer	$3.01	$2.53	$1.24
Total revenue per consumer	$4.92	$5.53	$3.57

Definitions:

“Direct marketing costs”	Represents expenses incurred by the company to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Per consumer information”	Represents transaction revenue earned or marketing cost incurred per consumer who has started an application.

Direct marketing costs per consumer increased 143% from the same period last year and 19% from the first quarter of 2004, as the Company continues to seek dependable sources of consumers. The current flow of potential buyers has been affected by a period of stable rates within the auto insurance industry resulting in fewer consumers shopping for a new auto policy, as well as heightened competition to acquire consumers among an increasing number of providers.

Auto Marketplace:

	Jun 30, 2004	Mar 31, 2004		Jun 30, 2003

Auto insurance revenues	$2,406,000	$2,736,000	*	$4,699,000
Number of consumers	580,000	585,000		1,532,000
Revenue per consumer	$4.15	$4.68	*	$3.07

* Includes receipt of annual incentive bonus related to InsWeb’s Auto Agency.

InsWeb’s auto insurance product continues to evolve following recent initiatives with the Company’s sponsored web link program, a shortened application process and increased carrier access to individual consumers.  Performance of the auto insurance marketplace continues to be impacted by lower consumer demand levels across the industry, coupled with the competitive online advertising environment.  In the second quarter, revenue per auto consumer was down from the preceding first quarter due to the recognition of annual agency incentive bonuses received in the first quarter of 2004. Excluding the annual bonus, the revenue per consumer in the second quarter would have been relatively flat with the first quarter. The Company expects revenue per auto insurance consumer to increase during the second half of 2004 as a result of the auto product initiatives discussed above.

Term Life Marketplace:

	Jun 30, 2004	Mar 31, 2004	Jun 30, 2003

Term life insurance revenues	$708,000	$1,033,000	$1,191,000
Number of consumers	74,000	100,000	129,000
Revenue per consumer	$9.57	$10.33	$9.23

The Company continues to transition term life insurance companies from a lead referral model to a commission-based (or revenue-share) model, which results in revenues being delayed and recognized after the term life policy is issued and paid.  As such, the second quarter revenue per term life consumer was down from the first quarter. Revenue per term life consumer is expected to be negatively impacted in the near term as additional insurance company conversions to the commission-based model are implemented.

John Hancock terminated its participation on the InsWeb term life insurance marketplace on June 14, 2004, as a result of its acquisition by Manulife Financial Corporation.  For the year ended December 31, 2003, John Hancock represented 6% of InsWeb’s total revenues, and represented 11% of total revenues for the six months ended June 30, 2004.  InsWeb expects to continue to generate revenue from John Hancock over the next six month period as the in-process term life policies are issued and paid.  Furthermore, the Company expects that the majority of leads that would have been directed to John Hancock will be directed to other carriers, new or existing.  InsWeb has increased insurance company participation in its term life offering this year and has added Ohio National Financial Services, Banner Life Insurance, TransAmerica Occidental Life Insurance Company and American General Life Insurance Company.

Other Financial Highlights:

•                  Cash and short-term investments at June 30, 2004 amounted to $22.2 million;

•                  Accounts receivable at quarter end were $1.0 million, representing 26 days sales outstanding;

•                  Total staff at June 30, 2004 was 106, compared to 114 at March 31, 2004.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies to offer their products or instant quotes on the Company’s website or through its licensed subsidiaries; further changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[Amounts in thousands, except net (loss) income per share]

[unaudited]

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Transactions	$3,188	$6,094	$7,018	$13,322
Development and maintenance fees	178	230	403	483
Total revenues	3,366	6,324	7,421	13,805

Operating expenses:
Technology	1,450	2,223	2,920	4,671
Sales and marketing	3,334	4,106	6,668	8,789
General and administrative	1,157	1,452	2,439	3,232
Total operating expenses	5,941	7,781	12,027	16,692
Loss from operations	(2,575)	(1,457)	(4,606)	(2,887)
Interest expense	—	(23)	—	(63)
Interest income	74	78	145	166
Other (expense) income	(30)	16	(30)	809
Net loss	$(2,531)	$(1,386)	$(4,491)	$(1,975)

Net loss per share – basic and diluted:
Net loss	$(0.54)	$(0.30)	$(0.96)	$(0.37)

Weighted average shares used in computing net loss per share – basic and diluted (1)	4,690	4,693	4,677	5,390

(1)               Shares used in the computation of net loss per share of common stock are based on the weighted average number of shares outstanding in each period.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	June 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$9,033	$15,223
Short-term investments	13,179	10,868
Total cash and short-term investments	22,212	26,091
Accounts receivable, net	951	1,006
Prepaid expenses and other current assets	475	785
Total current assets	23,638	27,882

Property and equipment, net	1,106	1,386
Other assets	553	614
Total assets	$25,297	$29,882

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,258	$524
Accrued expenses	3,937	4,804
Deferred revenue	150	275
Total current liabilities	5,345	5,603

Shareholders’ equity:
Common stock	7	7
Paid-in capital, less treasury shares	198,152	197,988
Accumulated deficit	(178,207)	(173,716)
Total shareholders’ equity	19,952	24,279
Total liabilities and shareholders’ equity	$25,297	$29,882